EXHIBIT (a)(1)(i)

SUN AMERICAN BANCORP

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES D WARRANTS

AT A PURCHASE PRICE OF $0.25 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES D UNDERWRITER

WARRANTS AT A PURCHASE PRICE OF $0.11 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES E WARRANTS

AT A PURCHASE PRICE OF $0.35 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH ANY AND ALL

SERIES E UNDERWRITER WARRANTS

AT A PURCHASE PRICE OF $0.35 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES F WARRANTS

AT A PURCHASE PRICE OF $0.32 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES F UNDERWRITER WARRANTS

AT A PURCHASE PRICE OF $0.55 PER WARRANT

THE OFFERS AND WITHDRAWAL RIGHTS

EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 24, 2007,

UNLESS THE OFFER(S) ARE EXTENDED

Sun American Bancorp, a Delaware corporation (“Sun American” or the “Company”), is offering to purchase, for cash, upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal, any and all of its Series D warrants, any and all of its Series D underwriter warrants, any and all of its Series E warrants, any and all of its Series E underwriter warrants, any and all of its Series F warrants and any and all of its Series F underwriter warrants, from its warrantholders that are tendered in the respective offers. We refer to our offer to purchase Series D warrants as the Series D tender offer. We refer to our offer to purchase the Series D underwriter warrants as the Series D underwriter warrants tender offer. We refer to our offer to purchase Series E warrants as the Series E tender offer. We refer to our offer to purchase the Series E underwriter warrants as the

Series E underwriter warrants tender offer. We refer to our offer to purchase the Series F warrants as the Series F tender offer. We refer to our offer to purchase the Series F underwriter warrants as the Series F underwriter warrants tender offer. We sometimes refer to the Series D tender offer, the Series D underwriter warrants tender offer, the Series E tender offer, the Series E underwriter warrants tender offer, the Series F tender offer and Series F underwriter warrants tender offer collectively as the tender offers and individually as a tender offer. Each tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the respective letter of transmittal (as they may be amended and supplemented from time to time).

On May 21, 2007, Sun American completed a 1 for 2.5 reverse stock split of its common stock. The references in this document to our shares of common stock reflect the reverse stock split. Therefore, the number of shares of common stock that could be purchased through the exercise of our warrants has been decreased accordingly, although the number of your warrants remains the same as when you received it, less any warrants you have previously exercised. See “Special Factors – 1. Background of the Tender Offers.”

On the terms and subject to the conditions of the Series D tender offer, we will pay the single per warrant price of $0.25 per Series D warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series D tender offer. We refer to the per warrant purchase price of $0.25 for our Series D warrants as the Series D purchase price.

On the terms and subject to the conditions of the Series D underwriter warrant tender offer, we will pay the single per warrant price of $0.11 per Series D underwriter warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series D underwriter warrant tender offer. We refer to the per warrant purchase price of $0.11 for our Series D underwriter warrants as the Series D underwriter warrant purchase price.

On the terms and subject to the conditions of the Series E tender offer, we will pay the single per warrant price of $0.35 per Series E warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series E tender offer. We refer to the per warrant purchase price of $0.35 for our Series E warrants as the Series E purchase price.

On the terms and subject to the conditions of the Series E underwriter warrant tender offer, we will pay the single per warrant price of $0.35 per Series E underwriter warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series E underwriter warrant tender offer. We refer to the per warrant purchase price of $0.35 for our Series E underwriter warrants as the Series E underwriter warrant purchase price.

On the terms and subject to the conditions of the Series F tender offer, we will pay the single per warrant price of $0.32 per Series F warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series F tender offer. We refer to the per warrant purchase price of $0.32 for our Series F warrants as the Series F purchase price.

On the terms and subject to the conditions of the Series F underwriter warrant tender offer, we will pay the single per warrant price of $0.55 per Series F underwriter warrant, net to the seller in cash, less any applicable withholding taxes and without interest, which is properly tendered and not properly withdrawn in the Series F underwriter warrant tender offer. We refer to the per warrant purchase price of $0.55 for our Series F underwriter warrants as the Series F underwriter warrant purchase price.

NONE OF THE TENDER OFFERS IS CONDITIONED ON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. EACH TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. See “The Tender Offers – 5. Conditions of the Tender Offers.”

All Series D warrants that we acquire in the Series D tender offer will be acquired at the Series D purchase price. All of the Series D underwriter warrants that we acquire in the Series D underwriter warrant tender offer will be acquired at the Series D underwriter warrant purchase price. All Series E warrants that we acquire in the Series E tender offer will be acquired at the Series E purchase price. All Series E underwriter warrants that we acquire in the Series E underwriter warrant tender offer will be acquired at the Series E underwriter warrant purchase price. All Series F warrants that we acquire in the Series F tender offer will be acquired at the Series F purchase price. All Series F underwriter warrants that we acquire in the Series F underwriter warrant tender offer will be acquired at the Series F underwriter warrant purchase price. We plan to purchase all of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants properly tendered and not properly withdrawn prior to the expiration date of the applicable tender offer.

The Series D warrants are listed on the Nasdaq Global Market under the symbol “SAMBW.” On September 21, 2007, the last reported sales price of the Series D warrants on Nasdaq was $0.40.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Our depositary for these offers is Olde Monmouth Stock Transfer Co.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFERS. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES D WARRANTS, SERIES D UNDERWRITER WARRANTS, SERIES E WARRANTS, SERIES E UNDERWRITER WARRANTS, SERIES F WARRANTS OR SERIES F UNDERWRITER WARRANTS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER ANY SUCH SERIES OF WARRANTS AND, IF SO, HOW MANY WARRANTS OF SUCH SERIES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING ANY AMENDMENTS) AND IN THE RESPECTIVE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFERS.

The Dealer Manager for the tender offer is:

Keefe, Bruyette & Woods, Inc.

September 25, 2007

IMPORTANT

If you want to tender all or part of your warrants, you must do one of the following before the tender offer for the series of warrants you own expires:

(1)

(a) complete and sign the applicable letter of transmittal or a facsimile of it (blue for Series D warrants, white for Series D underwriter warrants, green for Series E warrants, cream for Series E underwriter warrants, yellow for Series F warrants and gray for Series F underwriter warrants), according to the instructions in the applicable letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Olde Monmouth Stock Transfer Co., the depositary for all the tender offers, and mail or deliver the certificates for your tendered warrants to the depositary together with any other documents required by the applicable letter of transmittal or

(b) tender your warrants according to the procedure for book-entry transfer described in “The Tender Offers – 2. Procedures For Tendering Warrants;” or

(2)

request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your warrants in the Series D tender offer, the Series D underwriter warrant tender offer, the Series E tender offer, the Series E underwriter warrant tender offer, the Series F tender offer or the Series F underwriter warrant tender offer. If you desire to tender your warrants but prior to the expiration date:

(1) the certificates for the warrants you wish to tender cannot be delivered to the depositary;

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your warrants according to the guaranteed delivery procedure described in “The Tender Offers – 2. Procedures For Tendering Warrants”.

TO TENDER WARRANTS PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE APPLICABLE LETTER OF TRANSMITTAL. IF YOU OWN WARRANTS IN MORE THAN ONE SERIES AND WISH TO TENDER YOUR WARRANTS INTO MORE THAN ONE TENDER OFFER, YOU MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH SUCH SERIES AND USE THE PROPER LETTER OF TRANSMITTAL FOR EACH SUCH TENDER OFFER.

Before deciding whether to tender your warrants, you should carefully consider the information set forth in and incorporated by reference in this document, including our annual report on Form 10-K for the Year Ended December 31, 2006 and the risk factors set forth therein relating to owning our securities, and the respective letter of transmittal.

Questions and requests for assistance may be directed to Keefe, Bruyette & Woods, Inc., the Dealer Manager for all of the tender offers, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the related notice of guaranteed delivery may also be directed to the Dealer Manager.

i

We are not making the tender offers to, and will not accept any tendered warrants from, warrantholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offers to warrantholders in any such jurisdiction.

This offer to purchase is submitted to holders of our Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants for informational uses solely in connection with their consideration of the offers described in this offer to purchase. Its use for any other purpose is not authorized. This offer to purchase may not be copied or reproduced in whole or in part, nor may it be distributed or any of its contents be disclosed to anyone other than the holders of our warrants to whom it is submitted.

NEITHER SUN AMERICAN NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES D WARRANTS, SERIES D UNDERWRITER WARRANTS, SERIES E WARRANTS, SERIES E UNDERWRITER WARRANTS, SERIES F WARRANTS OR SERIES F UNDERWRITER WARRANTS IN THE RESPECTIVE TENDER OFFERS. NEITHER SUN AMERICAN NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE DEALER MANAGER.

ii

TABLE OF CONTENTS

SUMMARY

4

FORWARD-LOOKING STATEMENTS

11

SPECIAL FACTORS

12

1.   Background of the Tender Offers

12

2.   Purposes of the Tender Offers

15

3.   Fairness of the Tender Offers.

16

4.   Our Plans After the Tender Offers

20

5.   Effects of the Tender Offers

21

6.   Interests of Directors and Executive Officers

22

7.   Material Income Tax Consequences

25

THE TENDER OFFERS

27

1.   Number of Warrants

27

2.   Procedures For Tendering Warrants

28

3.   Withdrawal Rights

33

4.   Purchase of Warrants and Payment of Purchase Price

33

5.   Conditions of the Tender Offers

34

6.   Price Range of Shares and Warrants

37

7.   Source and Amount of Funds

38

8.   Certain Information About Us

38

9.   Certain Legal Matters; Regulatory Approvals

43

10. Extension of Tender Offers; Termination; Amendments

44

11. Fees and Expenses

44

12. Miscellaneous

45

iii

SUMMARY

This summary highlights material information which can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offers to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the related letters of transmittal, because they contain the full details of the tender offers. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion. References in this offer to purchase to our shares of common stock reflect a 1 for 2.5 reverse stock split effective May 21, 2007.

Company Overview

For further information regarding us and our operations, we refer you to the sections of our Annual Report for the year ended December 31, 2006 entitled “Business” and “Properties”, which are incorporated by reference in this offer to purchase. See “The Tender Offers – 8. Certain Information About Us.”

Our principal executive offices are located at 9293 Glades Road, Boca Raton, Florida 33434, and our telephone number is (561) 826-0464.

Summary of the Offer

We are offering to purchase any and all Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants, all on the terms and subject to the conditions set forth in this offer to purchase and related letter of transmittal. As of August 30, 2007, the following were the number of warrants of each series that were outstanding:

•

4,822,100 Series D warrants;

•

196,808 Series D underwriter warrants;

•

1,323,500 Series E warrants;

•

187,086 Series E underwriter warrants;

•

8,168,714 Series F warrants; and

•

740,587.5 Series F underwriter warrants.

If all our outstanding Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are tendered in the offer, we will have paid approximately $4,777,000 in cash for the warrants.

Who is offering to purchase my warrants?

Sun American.

What will the purchase prices for the warrants be?

For the Series D warrants, the purchase price will be $0.25 per warrant. For the Series D underwriter warrant, the purchase price will be $0.11 per underwriter warrant. For the Series E warrants, the purchase price will be $0.35 per warrant. For the Series E underwriter warrant, the purchase price will be $0.35 per underwriter warrant. For the Series F warrants, the purchase price will be $0.32 per warrant. For the Series F underwriter warrants, the purchase price will be $0.55 per underwriter warrant. In each case, we will pay the same per warrant purchase price in cash, less any applicable withholding taxes and without interest, for all the warrants of that series that we purchase in the tender offer. Under no circumstances will we pay interest on the Series D purchase price, the Series D underwriter purchase price, the Series E purchase price, the Series E underwriter purchase price, the Series F purchase price or the Series F underwriter purchase price, even if there is a delay in making payment.

On May 21, 2007, Sun American completed a 1 for 2.5 reverse stock split of its common stock. The references in this document to our shares of common stock reflect the reverse stock split. Therefore, the number of shares of common stock that could be purchased through the exercise of our warrants has been decreased accordingly, although the number and value of your warrants remains the same as when you received it, less any warrants you have previously exercised. See “Special Factors – 1. Background of the Tender Offers.”

How many warrants will Sun American purchase in the tender offers?

We will purchase all of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the applicable tender offer. The 4,822,100 Series D warrants, the 196,808 Series D underwriter warrants, the 1,323,500 Series E warrants, the 187,086 Series E underwriter warrants, the 8,168,714 Series F warrants and the 740,587.5 Series F underwriter warrants represent all of our outstanding Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants, respectively, as of August 30, 2007. None of the tender offers are conditioned on any minimum number of warrants being tendered, but each tender offer is subject to certain other conditions. See “The Tender Offers – 5. Conditions of the Tender Offers”.

What is the market value of Sun American common stock and the Series D warrants as of a recent date?

Our common stock is traded on the Nasdaq Global Market under the trading symbol “SAMB.” On September 21, 2007, the closing price of our common stock, as reported on The Nasdaq Global Market, was $6.72. Our Series D warrants are traded on the Nasdaq Global Market under the trading symbol “SAMBW”. On September 21, 2007, the closing price of our Series D warrants as reported on the Nasdaq Global Market was $0.40. The Series D tender offer price of $0.25 is below the $0.40 closing sales price on September 21, 2007 of our Series D warrants. Our Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are not publicly traded. We urge you to obtain a current market quotation for our common stock and the Series D warrants prior to deciding on whether to tender your warrants.

Why is Sun American making the tender offers?

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing all or a portion of our Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants is a prudent use of our financial resources. We have a significant number of shares of common stock subject to a variety of outstanding warrants, which dilute the ownership value of the Company.

Our Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are not publicly traded. Although our Series D warrants are listed on the Nasdaq Global Market they are not actively traded. The tender offers provides warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their Series D warrants and/or Series D underwriter warrants and/or Series E warrants and/or Series E underwriter warrants and/or Series F warrants and/or Series F underwriter warrants, without, and in the case of the Series D warrants that are publicly traded on the Nasdaq Global Market, potential disruption to the warrant market price and costs associated with brokerage commissions, and without, in the case of all the series of warrants in these tender offers the unpredictable transaction costs associated with private market sales. Furthermore, holders of under 100 warrants (“odd lot”) who hold warrants registered in their names and tender their warrants directly to the depositary and whose warrants are purchased pursuant to the tender offers will avoid any applicable odd lot discounts that might be incurred on sales of their warrants.

How will Sun American pay for the warrants?

We anticipate that we will pay for warrants tendered in the tender offers and accepted by us, and all expenses attributable to the tender offers, from a line of credit that we maintain. None of the tender offers are conditioned on the receipt of financing. The Company maintains a $5.0 million secured line of credit with a correspondent bank. If some or all of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants are tendered pursuant to the tender offers, the Company expects that it will draw down on this credit facility, to the extent necessary, to fund the purchase of the tendered warrants and to fund related fees and expenses. See “The Tender Offers – 7. Source and Amount of Funds.”

How long do I have to tender my warrants?

You may tender your warrants until the applicable tender offer expires. Each tender offer will expire on October 24, 2007, at 5:00 p.m., Eastern Time, unless we extend it. Sun American does not have to extend all tender offers if it extends the expiration date(s) of one or more of the tender offers. If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offers on your behalf. We may choose to extend any or all tender offers for any reason, subject to applicable laws. We cannot assure you that we will extend any of the tender offers. Furthermore, we are not required to extend the tender offers for all the warrants in the event we determine to extend the tender offer for any particular class of warrants. See “The Tender Offers – 2. Procedures for Tendering Warrants.”

How will I be notified if Sun American extends or amends a tender offer?

If we decide to extend any or all tender offers, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., Eastern Time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offers by making a public announcement of the amendment and revising our filings on this matter with the Securities and Exchange Commission, or the SEC. See “The Tender Offers – 5. Conditions of the Tender Offers.”

Are there any conditions to the tender offers?

Yes. Each tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section “The Tender Offers – 5. Conditions of the Tender Offers.”

Following the tender offers, will Sun American continue as a public company?

Yes, the completion of the tender offers in accordance with the conditions in this offer to purchase will not cause Sun American common stock to be delisted from the Nasdaq Global Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may delist from the Nasdaq Global Market, and to deregister from the Securities Exchange Act reporting requirements, the Series D warrants in the event that sufficient Series D warrants are tendered to make delisting feasible and the Series D warrants eligible for deregistration. See “Special Factors – 5. Effects of the Tender Offers.”

How do I tender my warrants?

If you wish to tender all or a portion of your warrants, then before 5:00 p.m., Eastern Time, on October 24, 2007, unless the applicable tender offer is extended:

•

you must deliver your warrant certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•

the depositary must receive a confirmation of receipt of your warrants by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an “agents message;” or

•

you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•

you must comply with the guaranteed delivery procedure outlined in “The Tender Offers – 2. Procedures For Tendering Warrants.”

You may contact the Dealer Manager or your broker for assistance. The contact information for the Dealer Manager is set forth on the back cover page of this offer to purchase. “The Tender Offers – 2. Procedures For Tendering Warrants.”

Do all warrantholders need to tender their warrants in order to complete the tender offer?

No, we will accept any and all warrants properly tendered. Those warrantholders who do not tender their warrants will continue to hold them pursuant to their existing terms and conditions.

Do any of the warrantholders have appraisal or dissenters’ rights under any federal or state law?

No, there are no appraisal or dissenters’ rights associated with any or all of our tender offers. A warrantholder must decide if they are willing to tender any or all of their warrants at the price we are offering. You should read this offer to purchase for information regarding the rights that are available to you.

Once I have tendered warrants in a tender offer, can I withdraw my tender?

You may withdraw any warrants you have tendered pursuant to any tender offer at any time before the expiration of the respective tender offers, which will occur at 5:00 p.m., Eastern Time, on

October 24, 2007, or the new expiration date if we extend the applicable tender offer. “The Tender Offers – 3. Withdrawal Rights.”

How do I withdraw warrants I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of Series D warrants and/or Series D underwriter warrants and/or Series E warrants and/or Series E underwriter warrants and/or Series F warrants and/or Series F underwriter warrants to be withdrawn and the name of the registered holder of these warrants. Some additional requirements apply if warrants have been tendered under the procedure for book-entry transfer set forth in Section 5, or if the warrant certificates to be withdrawn have been delivered to the depositary. See “The Tender Offers – 2. Procedures For Tendering Warrants.”

Has Sun American or its board of directors adopted a position on the tender offers?

Our board of directors has approved the tender offers. However, neither we nor our board of directors, the depositary or Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your warrants. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. “Special Factors – 6. Interests of Directors and Executive Officers.”

When will Sun American pay for the warrants I tender?

We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the warrants we purchase promptly after the expiration of the applicable tender offer and the acceptance of the warrants for payment. “The Tender Offers – 7. Source and Amount of Funds.”

Will I have to pay brokerage commissions if I tender my warrants?

If you are a registered warrantholder and you tender your warrants directly to the depositary, you will not incur any brokerage commissions. If you hold warrants through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. “The Tender Offers – 11. Fees and Expenses.”

I am a United States warrantholder. What are the United States federal income tax consequences if I tender my warrants?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the warrants you tender. Your receipt of cash for your tendered warrants will generally be treated as either (1) consideration received in a sale or exchange, or (2) a dividend. “Special Factors – 7. Material Income Tax Consequences.”

EACH WARRANTHOLDER IS URGED TO CONSULT HIS/HER OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EACH OF THE OFFERS TO PURCHASE.

What will happen to my warrants if I do not participate in the offer? Will the Series D warrants be delisted or deregistered as a result of the Series D warrant tender offer?

If you do not tender your Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants in the applicable offers, they will remain outstanding. The Series D warrants initially will remain listed on the Nasdaq Global Market under the ticker symbol “SAMBW”, and the Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants will remain unlisted. Depending upon the number of Series D warrants tendered pursuant to the Series D tender offer and the number of holders of Series D warrants remaining after the consummation of the Series D tender offer, however, the Series D warrants may no longer may meet the requirements of the Nasdaq Global Market for continued listing, which adversely would affect the Series D warrant trading market and adversely could affect the market value of the Series D warrants. The Nasdaq Global Market could initiate delisting procedures with respect to the Series D warrants if these warrants have insufficient market value for a decrease in the number of active market makers for the warrants or other violations of the Nasdaq Global Market listing requirements.

Although the Series D warrants are listed for trading on the Nasdaq Global Market, there currently is a limited trading market for the Series D warrants. The Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are not listed for trading. To the extent that the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants are tendered and accepted for payment in the applicable offers, the trading market for the remaining Series D warrants and the private resale market for the Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants may become even more limited or may cease altogether. Thus, if you choose not to tender your Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants in the applicable offer, you may find it more difficult to sell your Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants in the future at intervals or prices acceptable to you.

What factors should I consider in deciding whether to tender my Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants?

In deciding whether to participate in the offers, you carefully should consider the discussion of risks, uncertainties, and factors described in this offer to purchase, including the section of this offer to purchase entitled “Special Factors” and the section of our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” See “The Tender Offers – 8. Certain Information About Us.” In addition, you carefully should consider the terms of the Series D warrants (filed as an Exhibit to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006), Series D underwriter warrants (filed as an Exhibit to the Company’s Registration Statement on Form SB-2 filed with the SEC on October 1, 2003), Series E warrants (filed as an Exhibit to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006), Series E underwriter warrants (refer to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2005), Series F warrants (filed with Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 1, 2005 and December 14, 2005) and Series F underwriter warrants (filed with the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2005).

Are any Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants held by our directors or officers?

Although certain of our directors and executive officers own warrants, none of our directors and executive officers will participate in the tender offers. Directors Rosinus, Golden, Perrone and Valle hold 61,950 Series F warrants, 33,332 Series D warrants, 800 Series D warrants and 20,000 Series D warrants, respectively. In addition, Mr. Garrett, our Chief Lending Officer holds 1,200 Series D warrants. If the directors and executive officers do not tender any of their warrants in the tender offers and we complete the tender offers, the proportional holdings of our directors and executive officers in our company will increase.

Under what circumstances may any of the offers be extended or terminated?

We can extend any of the offers in our sole and absolute discretion, and we reserve the right to do so. During any extension of any offer, the applicable warrants that previously were tendered and not withdrawn will remain subject to the applicable offer. In addition, we expressly reserve the right to terminate any offer and not accept the applicable warrants for tender if any of the events described in the section of this offer to purchase entitled “The Tender Offers – 5. Conditions of the Tender Offers” occurs within our reasonable discretion. For more information regarding our right to extend or terminate any of the offers, we refer you to the section of this offer to purchase entitled “The Tender Offers.”

Are there any government or regulatory approvals required for the consummation of the offers?

We are not aware of any governmental or federal or state regulatory approvals required for the consummation of any of the offers, other than filing a Schedule TO with the SEC and otherwise complying with applicable securities laws.

Who is the Depositary for the tender offers?

Olde Monmouth Stock Transfer is the depositary for the offer. For further information, we refer you to the section of this offer to purchase entitled “The Tender Offers – 2. Procedures For Tendering Warrants.”

Depositary

Olde Monmouth Stock Transfer Co

200 Memorial Parkway

Atlantic Heights, NJ 07716

(732) 872-2727

Dealer Manager

Keefe, Bruyette & Woods, Inc.

787 7th Avenue, 4th Floor

New York, NY 10019

(877) 298-6520

Sun American

Sun American Bancorp

Robert L. Nichols

9293 Glades Road

Boca Raton, FL 33434

(561) 544-1908

FORWARD-LOOKING STATEMENTS

Statements included in this document, or incorporated herein by reference, that do not relate to present or historical conditions are “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Additional oral or written forward looking statements that may be made by the Company from time to time, and such statements may be included in documents that are filed with the Securities and Exchange Commission. Such forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward looking statements may include, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward looking statements. The Company’s ability to predict projected results or the effect of events on the Company’s operating results is inherently uncertain. Forward looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Factors that could affect the Company’s assumptions and predictions include, but are not limited to, the risk that (i) loan losses would have a material adverse effect on the Company’s financial condition and operating results; (ii) a decline in the value of the collateral securing the Company’s loans could result in an increase in losses on foreclosure; (iii) the Company’s growth strategy may not be successful and risk related to acquisitions and integration of target operations; (iv) the geographical concentration of the Company’s business in Florida makes the Company highly susceptible to local economic and business conditions; (v) changes in interest rates may adversely affect the Company’s financial condition; (vi) competition from other financial institutions could adversely affect the Company’s profitability and growth; (vii) the adequacy of our loan loss allowance; (viii) risks related to compliance with environmental laws and regulations and other government regulations; (ix) litigation risks; (x) lack of active market for our common stock or our warrants; and (xi) lack of dividends, dilution and anti-take over provisions in our Amended and Restated Certificate of Incorporation and bylaws. You should not place undue reliance on the Company’s forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statements.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results may differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this offer to purchase.  Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update or revise any forward-looking statement.

SPECIAL FACTORS

1.

Background of the Tender Offers

The tender offers are part of our comprehensive plan to reduce our possible dilution and to simplify our capital structure. We believe purchasing the remaining Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants pursuant to the applicable offers will reduce the uncertainty and potential effects on the market for our common stock associated with the possible future dilution the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants could have.

As of June 30, 2007, the Company had outstanding warrants to purchase up to 5,128,219 shares of its common stock, including Series A warrants, Series B warrants, Series D warrants Series D underwriter warrants, Series E warrants, Series E underwriter warrants Series F warrants and Series F underwriter warrants, Series G warrants and other warrants. The Company determined that the existence of these warrants has a detrimental and dilutive effect on the ownership value of the Company. In addition, the market for the purchase and sale of these warrants is illiquid (including the Series D warrants, despite the fact that they trade on the Nasdaq Global Market) and the Company wanted to offer certain of its warrantholders an opportunity to tender warrants to the Company.

References to our shares of common stock reflect a 1 for 2.5 reverse stock split effective on May 21, 2007. Therefore, the number of shares of common stock that could be purchased through the exercise of our warrants has been decreased accordingly.

A summary of the warrants to purchase shares of common stock of the Company as of June 30, 2007 and December 31, 2006, is presented below.

Series of Warrants	Share of Common Stock to be Issued Upon the Exercise of a Warrant	Number of Warrants Outstanding as of
		June 30, 2007	December 31, 2006
Series A Warrants	0.4	922,625	937,625
Series B Warrants	0.4	13,200	23,200
Series C Warrants	―	―	180,000
Series D Warrants	0.4	4,822,100	4,822,100
Series D Underwriter Warrants	0.4	196,808	196,808
Series E Warrants	0.4	1,323,500	1,323,500
Series E Underwriter Warrants	0.4	187,086	187,086
Series F Warrants	0.2	8,168,714	8,168,714
Series F Underwriter Warrants	0.4	740,587	740,587
Series G Warrants	0.4	50,000	50,000
Other Warrants	0.4	480,285	480,285
Warrants Outstanding		16,904,905	17,109,905

Series A Warrants

Each Series A warrant entitles the holder to purchase 0.4 of a share of common stock at an exercise price of $4.00 per warrant or $10.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Series A warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Series A warrants; (ii) the common stock, as publicly traded on a national securities exchange, has closed at a price of at least $21.25 for 20 continuous trading days; and (iii) the Company pays $40.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Series A warrants will expire between October 2007 and April 2008.

Series B Warrants

Each Series B warrant entitles the holder to purchase 0.4 of a share of common stock at an exercise price of $3.50 per warrant or $8.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Series B warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Series B warrants; (ii) the common stock, as publicly traded on a national securities exchange, has closed at a price of at least $21.25 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. The Series B warrants will expire in November 2007.

Series C Warrants

On April 30, 2007, the Company repurchased from a warrant holder 180,000 Series C warrants exercisable for 165,600 shares of common stock for $517,500. Each warrant entitled the holder to purchase 0.92 of a share of common stock at an exercise price of $9.38 per share. The transaction valued the stock at $12.50 per share which reflected a 3% premium on the average closing stock price for the month of April 2007. The warrants expired on May 15, 2007 and there are no Series C warrants outstanding.

Series D Warrants

Series D Warrants. The Company’s Series D Warrants trade on the Nasdaq Global Market under the symbol “SAMBW.” Each Series D warrant entitles the holder to purchase 0.4 of a share of the Company’s common stock at an exercise price of $4.00 per warrant, or $10.00 per share of common stock. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Series D warrant certificate. The Company’s Series D warrants may be exercised at any time until May 13, 2009, at which time they will expire.

The Company has the right to redeem the Series D warrants at a redemption price of $0.50 per warrant or $1.25 per share (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Series D warrantholders at any time after the closing price of the Company’s common stock equals or exceeds $14.00, for five consecutive trading days. If the Company calls the Series D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Series D Underwriter Warrants. On May 14, 2004, we agreed to issue Series D underwriter warrants to CGF Securities, LLC and Forge Financial Group, Inc. as compensation for underwriting an offering of our common stock and our Series D warrants. The Series D underwriter warrants are exercisable during the four-year period beginning on May 13, 2005. As of June 30, 2007, 196,808 warrants to purchase any and all of the 238,723 shares of common stock were issued and outstanding exercisable at $14.85 per warrant. Upon exercise of a Series D underwriter warrant, the recipient receives one share of common stock and five Series D warrants exercisable into two shares of common stock at $4.00 per warrant or $10.00 per share of common stock.

Series E Warrants

Series E Warrants. Each Series E warrant entitles the holder to purchase 0.4 of a share of common stock at an exercise price of $4.25 per warrant or $10.63 per share of common stock, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Series E warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Series E warrants; (ii) the common stock, as publicly traded on a national securities exchange, has closed at a price of at least $21.25 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. The Series E warrants will expire no later than March 2010.

Series E Underwriter Warrants. On March 18, 2005, we agreed to issue Series E underwriter warrants to Colonial Capital Partners LLC, Nico Pronk and Myron Sayer as compensation for underwriting an offering of our common stock and our Series E warrants. The Series E underwriter warrants are exercisable during the five-year period beginning on March 18, 2005. As of August 30, 2007 187,086 Series E underwriter warrants to purchase 74,834 shares of common stock were issued and outstanding exercisable at $4.25 per warrant or $10.63 per share of common stock.

Series F Warrants

Series F Warrants. Each Series F warrant entitles the holder to purchase 0.2 of a share of common stock at an exercise price of $2.00 per warrant or $10.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Series F warrants will expire no later than December 2010.

The Company has the right to redeem the Series F warrants at a redemption price of $0.25 per warrant or $1.25 per share (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing written notice to the Series F warrantholders at any time after the closing price of the Company’s common stock equals or exceeds $14.00, for any period of twenty consecutive trading days. If the Company calls the Series F warrants for redemption, they will be exercisable until the close of business of the specified redemption date. The holders of Series F warrants may satisfy their obligation to pay the aggregate exercise price through a “cashless exercise,” in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula. The number of shares of common stock that may be acquired by a holder upon any exercise of a Series F warrant will be limited to the extent necessary to ensure that following such exercise, the total number of shares of common stock beneficially owned by the holder, its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of our total issued and outstanding shares of common stock. Our obligation to issue shares of common stock in excess of such limitations will be suspended until such time that the shares of common stock may be issued in compliance with such limitation.

Series F Underwriter Warrants. On August 1, 2005 and December 14, 2005, we entered into private placement agency agreements with two placements agents, Colonial Capital Partners, LLC and Noble International Investments, Inc., pursuant to which we issued in the aggregate 740,587.5 Series F underwriter warrants to purchase any and all of the 296,235 shares of our common stock, referred to herein as the “placement agency agreements.” As part of the placement agency agreements, we agreed to include the Series F underwriter warrants and shares of common stock underlying the Series F underwriter warrants in a registration statement covering the resale of such securities.

As of June 30, 2007, 740,587.5 Series F underwriter warrants to purchase any and all of the 296,235 shares of common stock were issued and outstanding. Each Series F underwriter warrant entitles its holder to purchase 0.4 of a share of our common stock at an exercise price of $4.00 per warrant or $10.00 per share of common stock, subject to adjustments for stock splits, mergers and other similar transactions, at any time prior to the fifth anniversary following the date of issuance of the Series F underwriter warrant. The Series F underwriter warrants may also be exercised pursuant to the “cashless exercise” provision contained in the placement agent warrants.

Series G Warrants

Each Series G warrant entitles the holder to purchase 0.4 of a share of common stock at an exercise price of $4.00 per warrant or $10.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Series G warrants will expire no later than May 2010. The holders of Series G warrants may satisfy their obligation to pay the aggregate exercise price through a “cashless exercise,” in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula. The number of shares of common stock that may be acquired by a holder upon any exercise of a Series G warrant will be limited to the extent necessary to ensure that following such exercise, the total number of shares of common stock beneficially owned by the holder, its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of our total issued and outstanding shares of common stock. Our obligation to issue shares of common stock in excess of such limitations will be suspended until such time that the shares of common stock may be issued in compliance with such limitation.

Other Warrants

Excluding the underwriter warrants mentioned above, 480,285 warrants have been issued to various underwriters for compensation for certain private and public offerings of the Company’s common stock. The exercise prices per share range from $3.38 to $10.00 per share and have expiration dates between 2008 and 2010.

2.

Purposes of the Tender Offers

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing all or a portion of our Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants is a prudent use of our financial resources. We have a significant number of shares of common stock subject to a variety of outstanding warrants, which dilute the ownership value of the Company. Our Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are not publicly traded. Although our Series D warrants are listed on the Nasdaq Global Market, they are not actively traded. We believe that the tender offers provide warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their Series D warrants and/or Series D underwriter warrants and/or Series E warrants and/or Series E underwriter warrants and/or Series F warrants and/or Series F underwriter warrants, without, in the case of the Series D warrants that are publicly traded on the Nasdaq Global Market, potential disruption to the market price and costs associated with brokerage commissions, and without, in the case of all the series of warrants in these tender offers, the unpredictable transaction costs associated with private market sales.

Furthermore, “odd lot” holders who hold warrants registered in their names and tender their warrants directly to the depositary and whose warrants are purchased pursuant to the tender offers will avoid any applicable odd lot discounts that might be incurred on sales of their warrants. In considering the current tender offers, our management and board of directors evaluated our operations, strategy and expectations and determined that repurchasing our warrants at this time continues to constitute a prudent use of our financial resources.

3.

Fairness of the Tender Offers.

On August 15, 2007, our Board of Directors approved the tender offers as fair and in the best interests of Sun American and the warrantholders of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants.

The Board of Directors took into account a number of factors, including the following material factors, in support of its determination that the tender offers are substantively fair and in the best interest of Sun American and the warrantholders of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants:

•

Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2006 and the first six months of fiscal year 2007.

•

Our regulatory capital and the regulatory capital of Sun American Bank, which after our purchase of up to 15,438,795 warrants in the tender offers would remain in excess of minimum regulatory capital requirements.

•

The likelihood that the transaction would be consummated.

•

The fact that the warrantholders would be able to participate in the tender offers by selling a portion of their warrants, in some instances, and have the opportunity to participate in any future growth following consummation of the tender offers by retaining a portion of their warrants.

•

The fact that our offer is a voluntary transaction in which our warrantholders may or may not participate.

•

The limited trading market for the Series D warrants, as well as the other series of warrants, including limited liquidity and trading volume.

The tender offers also provide warrantholders (particularly those who, because of the size of their stockholdings, might not be able to sell their warrants without potential disruption to the warrant price) with an opportunity to obtain liquidity with respect to their warrants without potential disruption to the warrant price, given the limited trading volume of our Series D warrants, and the usual transaction costs associated with market sales, including brokerage fees and commissions.

In approving the offers, the Board of Directors weighed its costs and risks, including the transaction costs associated with the offers, the risks of not completing the offers, and the potential adverse impact of the offers on the trading market for untendered Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants. However, the board determined that the benefits of the offers outweighed these costs and risks.

Our Board of Directors did not entertain a sale or liquidation of the Company as a factor in its evaluation of the fairness of the transaction, although the Board of Directors recognized that decreasing the dilution through these tender offers would improve the capital structure of the Company on a longer-term basis. Because of the financial nature of a financial institution’s primary assets and the many other readily available holding company specific indicators of value, such as Sun American Bank’s total assets, income, deposits and interest rate spread, the Board did not place any significance on going concern value, which is an attempt to value a company as a whole pursuant to a sale to another company or individual, and the Company’s liquidation value. The factors considered in the Board’s conclusion are enumerated below.

In consultation with Keefe, Bruyette & Woods, Inc., we estimated the value of each warrant series using the Black-Scholes valuation model. This model relies on a host of assumptions, including: the current trading price of a share of Sun American common stock; the exercise price of each warrant; the risk-free rate; the historical price volatility of shares of Sun American common stock; the dividend rate and the warrant expiration date. The trading price of Sun American common stock is based on the average closing price of Sun American common stock over the 30 trading days ended September 21, 2007 as quoted on the NASDAQ Global Market, which is the latest practicable date prior to filing this offer to purchase. We believe it is appropriate to use an average closing price per share, given the limited trading liquidity of Sun American common stock. The risk-free rate is based on the current yield of U.S. Treasury securities with terms to maturity similar to that of the time to expiration of each series of warrant. Expected volatility is derived from the historical price changes of Sun American common stock. The value of each series of warrants is also adjusted to reflect the number of each series of warrants necessary to purchase one Sun American share of common stock. The assumptions used for each series of warrants are outlined in the table below.

Black-Scholes Assumptions

	Series of Warrants
	Series D Warrants	Series D Underwriter Warrants	Series E Warrants	Series E Underwriter Warrants	Series F Warrants	Series F Underwriter Warrants
Current Stock Price	$6.95	$6.95	$6.95	$6.95	$6.95	$6.95
Exercise Price	$10.00	$11.62	$10.63	$10.63	$10.00	$10.00
Risk Free Rate	4.03%	4.03%	4.10%	4.10%	4.10%	4.10%
Volatility (Standard Deviation Stock Price)	25.00%	25.00%	25.00%	25.00%	25.00%	25.00%
Dividend Rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expiration Date	5/13/09	5/13/09	3/1/10	3/1/10	12/1/10	8/1/10
Time to Expiration	1.64 years	1.64 years	2.44 years	2.44 years	3.20 years	2.86 years
Conversion Ratio	0.40	0.40	0.40	0.40	0.20	0.40

Estimated Fair Value, per Warrant	$0.10	$0.04	$0.14	$0.14	$0.13	$0.23

The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of options and other equity-linked securities, such as warrants, based on assumed levels of volatility, interest rates and dividend rates in the future, and therefore the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. However, the Black-Scholes model and other similar models are intended to estimate the value of options and other equity-linked securities, such as warrants, that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of the series of warrants in the tender offers and the nature of the holders of the warrants, there is no guarantee that the series of warrants in this tender offer will have either of these characteristics. This is a theoretical valuation model based on several assumptions and estimates about future events and therefore, the value may not be the actual value of the warrants.

Our Board of Directors has elected to offer a substantial premium to what we have determined to be the current fair value of each class of warrants subject to the tender offers. The Board of Directors believes the premium offer prices will maximize the tender offer participation. Given the Board of Directors’ view that the warrants are significantly dilutive to current common shareholder ownership interests, the advantages of maximizing tender offer participation are viewed to outweigh the higher costs of offering a premium to what we have determined are the fair values of each series of warrants.

	Series of Warrants
	Series D Warrants	Series D Underwriter Warrants	Series E Warrants	Series E Underwriter Warrants	Series F Warrants	Series F Underwriter Warrants
Estimated Fair Value, per Warrant	$0.10	$0.04	$0.14	$0.14	$0.13	$0.23
Tender Offer Price, per Warrant	$0.25	$0.11	$0.35	$0.35	$0.32	$0.55
Premium to Fair Value	156%	169%	144%	144%	143%	141%

We did not engage Keefe, Bruyette & Woods to render a fairness opinion or to provide any additional analysis in connection with the tender offers, other than its consulting role as described above. We concluded that the offer is fair and equitable and in the best interests of Sun American and all holders of each series of warrants based on our own analysis, in light of the factors described above.

Keefe, Bruyette & Woods will not be separately compensated for consulting with us apart from its compensation as Dealer Manager for the tender offers. In the past, Keefe, Bruyette & Woods has provided investment banking and advisory services for us from time to time for which its has received customary fees and expenses. Keefe, Bruyette & Woods may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business and may hold our securities either for its own account or the accounts of its customers.

In view of the wide variety of factors considered in connection with its evaluation of the tender offers, our Board of Directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve each of the tender offers.

Our Board of Directors has approved the tender offers. The non-employee directors, who comprise a majority of the Board of Directors, have approved the tender offers and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated warrantholders for purposes of negotiating terms of the tender offers. None of the tender offers require the approval of a majority of unaffiliated warrantholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated warrantholders and despite the fact that our tender offers are not structured to require the approval of the unaffiliated warrantholders, we believe that our tender offers are substantively fair with respect to the price offered. We base these beliefs on the unanimous approval of each of our tender offers by all of our non-employee directors and on the following factors:

•

warrantholders will receive the same consideration based on the series of warrants they own;

•

warrantholders are provided with full disclosure of the terms and conditions of each of the tender offers; and

•

warrantholders are afforded sufficient time to consider the tender offers.

Our Board of Directors also considered the substantive and procedural fairness of the tender offers to unaffiliated warrantholders who do not tender their warrants in the tender offers. The Board believes the tender offers are substantively fair because unaffiliated warrantholders who remain holders of Sun American equity following completion of the tender offers will retain a greater equity interest in Sun American. The Board of Directors recognizes that certain factors do not support the procedural fairness of the tender offers to unaffiliated warrantholders who have a continuing interest in Sun American. These factors include the fact that while participation in the tender offers by warrantholders is voluntary, warrantholders will not be voting on the transactions. The tender offers are procedurally fair to unaffiliated warrantholders who continue to have an equity interest in Sun American because the tender offers are a voluntary transaction in which no warrantholder is required to, or prohibited from, tendering warrants. All warrantholders holding Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, are being notified of the tender offers and the implications of the transactions on their holdings, and all warrantholders are afforded sufficient time to consider the tender offers. See “– 5. Effects of the Tender Offers” for a detailed discussion of the consequences that result from remaining a continuing holder of Sun American equity.

Our Board believes that each of the tender offers is fair and in the best interests of the holders of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants, including unaffiliated stockholders, whether or not warrantholders retain their interest in Sun American. As set forth above, each of the tender offers is a voluntary transaction which is open to all warrantholders on the same terms and conditions of such class of warrants. Based upon the aforementioned factors, our Board believes that each of the tender offers is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike. For those warrantholders who tender warrants and are no longer warrantholders of Sun American, our Board of Directors has determined that such warrantholders will receive a fair price for their warrants. Our Board of Directors has approved the tender offers. However, neither we nor our board of directors, the depositary or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your series D warrants, your series D underwriter warrants, your series E warrants, your series F warrants or your series F underwriter warrants. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender.

Other Factors

The foregoing discussion is not intended to be exhaustive. It is intended to address the principal factors upon which the board based its determination that the offers are fair to all holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants.

The offers do not require the approval of the holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants or our stockholders, and, given the voluntary nature of the offers, we do not believe any such approvals are necessary or appropriate.

The board is making these offers at this time for the reasons addressed in this offer to purchase under “–1. Background of the Tender Offers.” The market risks to holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants who tender their warrants now may differ from the market risks to holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendering their warrants in response to a possible future tender offer. Although the board believes the offers are fair, it has not taken into account the market risk to holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants associated with tendering their warrants now as opposed to in response to a possible future tender offer. Holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants must make their own independent assessment of these market risks.

4.

Our Plans After the Tender Offers

Sun American will remain a single bank holding company headquartered in Boca Raton, Florida and the owner of Sun American Bank following the tender offers. There will be no change to any of our products or services as a result of these tender offers. Our common stock will continue to be listed on the Nasdaq Global Market.

Plans or Proposals. Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Sun American nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a)

any extraordinary transaction, such as a merger, reorganization or liquidation, involving Sun American or any of its subsidiaries;

(b)

any purchase, sale or transfer of a material amount of Sun American’s assets or the assets of any of its subsidiaries;

(c)

any material change in Sun American’s present dividend rate or policy, or indebtedness or capitalization except for an increase in the Company’s line of credit as described in Section 10;

(d)

any change in Sun American’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

(e)

any other material change in Sun American’s corporate structure or business;

(f)

Sun American’s equity securities being delisted from the Nasdaq Global Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g)

Sun American’s equity securities becoming eligible for termination of registration under Section 14(g)(4) of the Exchange Act;

(h)

the suspension of Sun American’s obligation to file reports under the Exchange Act;

(i)

the acquisition by any person of additional Sun American securities, or the disposition of Sun American’s securities; or

(j)

any changes in Sun American’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Sun American.

While Sun American has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management continually assesses and reassesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein.

5.

Effects of the Tender Offers

The tender offers may present some potential risks and disadvantages to our continuing equity holders, including:

•

utilizing a line of credit to repurchase the warrants, with the costs associated therewith; and

•

adversely affecting the value of our common stock by acquiring some or all of these warrants, at a premium to warrant price.

Our directors and executive officers have each advised us that they do not intend to tender any of their warrants in the tender offers. Directors Rosinus, Golden, Perrone and Valle hold 61,950 Series F warrants, 33,332 Series D warrants, 800 Series D warrants and 20,000 Series D warrants, respectively. In addition, Mr. Garrett our Chief Lending Officer has 1,200 D warrants. If the directors and executive officers do not tender any of their warrants in the tender offers and we complete the tender offers, the proportional holdings of our directors and executive officers in our company will increase. See “– 6. Interests of Directors and Executive Officers.”

Warrantholders who do not tender their warrants pursuant to the tender offers will continue to be owners of Sun American warrants. As a result, if we complete the tender offers, those warrantholders will realize a proportionate increase in their relative equity interest in Sun American and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of warrants. Warrantholders may be able to exercise non-tendered warrants in the future, at a net price significantly higher or lower than the purchase price in the tender offers. We can give no assurance as to the price at which a warrantholder may be able to sell its warrants or the underlying common stock in the future.

We may in the future purchase additional Series D warrants, Series D underwriter warrants and/or Series E warrants and/or Series E underwriter warrants and/or Series F warrants and/or Series F underwriter warrants, if any remain following the tender offers, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to warrantholders than the terms of the tender offers. However, SEC Rule 13e-4(f)(6) prohibits Sun American and its affiliates from purchasing any Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, other than pursuant to the tender offers, until at least ten business days after the expiration or earlier termination of the tender offers.

Holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants who tender such warrants in the applicable offer will receive cash for their warrants and no longer have the rights associated with the tendered warrants. There currently is very limited trading in each of the Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, and only the Series D warrants are listed for trading. To the extent that the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants are tendered in any of the applicable offerings, the trading market for the remaining Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, as applicable, may become even more limited or may cease altogether. As a result, if you choose not to tender your Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants in the applicable offer, you may find it more difficult to sell your warrants in the future at intervals or prices acceptable to you. All Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered in the offers will be retired and canceled.

In addition, depending upon the number of Series D warrants tendered and accepted pursuant to the Series D tender offer and the number of holders of Series D warrants remaining after consummation of the Series D tender offer, the Series D warrants no longer may meet the requirements of the Nasdaq Global Market for continued listing, which adversely could affect the trading market and market value of the Series D warrants. The Series D warrants currently are registered under the Exchange Act. Registration of the Series D warrants may be terminated by us upon application to the SEC pursuant to the Section 12(g)(4) of the Exchange Act if the Series D warrants are neither held by 300 or more holders of record nor listed on a national securities exchange.

For a discussion of certain federal income tax consequences of the offers applicable to holders of the Series D, Series E, and Series F warrants, see “– 7. Material Income Tax Consequences.”

For a discussion of how we will account for the offers, see “The Tender Offers – 8. Certain Information About Us.”

6.

Interests of Directors and Executive Officers

As of August 17, 2007, there were 10,932,944 shares of our common stock issued and outstanding, Series F underwriter warrants and shares issuable upon exercise of outstanding warrants, and 61,000 shares held in treasury. In addition, the following series of warrants were outstanding: Series A warrants, Series B warrants, Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, Series F underwriter warrants and Series G warrants. The 15,438,795 warrants that we are offering to purchase pursuant to the tender offers represents approximately 43% of our shares of common stock outstanding on August 17, 2007 (approximately 30% assuming exercise of all outstanding warrants). As of August 17, 2007, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 1,424,352 shares (including 537,360 shares issuable to those persons upon exercise of options and warrants exercisable within 60 days of that date), which constituted approximately 13.0% of our outstanding shares of common stock on that date, assuming the exercise by such persons of their options exercisable within 60 days of such date.

Our directors and executive officers are entitled to participate in the tender offers on the same basis as all other warrantholders. None of our directors or executive officers will participate in the tender offers. As discussed in Section 2, the proposal of the issuer tender offer was discussed with our Board of Directors, a majority of whom are non-employee directors, at our Board meetings. The tender offer was proposed as means of lessening the dilutive effect on our common stock and offering certain of our warrantholders an opportunity to obtain liquidity with respect to their warrant holdings. To this end, the Board considered several factors in its evaluation of the fairness of the tender offers. The Board deliberated the merits of the proposed transaction. Other than our president and chief executive officer, who is also a director and owns 33,332 Series D warrants, management did not vote on the proposed offer.

The following table shows, as of August 17, 2007, the number of shares of common stock beneficially owned by: (i) each of our directors; (ii) our chief executive officer and our four other most highly compensated executive officers (the “Named Executive Officers”); (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of any class of our outstanding voting securities.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class

Directors and Named Executive Officers

James F. Partridge	131,243	(2)	1.2%

Nelson Famadas	143,527	(3)	1.3%

Michael E. Golden	306,274	(4)	2.8%

Leonard F. Marinello	127,074	(5)	1.2%

Stephen L. Perrone	193,039	(6)	1.8%

Michael F. Rosinus	202,730	(7)	1.9%

Alberto Valle	246,585	(8)	2.3%

Alfredo M. Barreiro	19,600	(9)	*

Robert K. Garrett	18,280	(10)	*

Robert L. Nichols	28,000	(11)	*

William Ross	8,000	(12)	*

All directors and executive officers as a group (12 persons)	1,424,352	(13)	13.0%

More than 5% Holders

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	634,862	(14)	5.8%

James G. Dinan 390 Park Avenue New York, NY 10022	1,950,150	(15)	17.8%

JGD Management Corp. 390 Park Avenue New York, NY 10022	1,950,150	(15)	17.8%

York Global Value Holdings, LLC 390 Park Avenue New York, NY 10022	1,072,500	(16)	9.8%

York Global Value Partners, L.P. 390 Park Avenue New York, NY 10022	1,072,500	(16)	9.8%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
York Offshore Holdings, Limited 390 Park Avenue New York, NY 10022	698,850	(17)	6.4%

York Investment Limited 390 Park Avenue New York, NY 10022	698,850	(17)	6.4%

———————

*

less than 1%

(1)

Unless otherwise provided, the address of each beneficial holder listed above is c/o Sun American, 9293 Glades Road, Boca Raton, Florida 33434.

(2)

Includes options to purchase 65,040 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date.

(3)

Includes 15,177 shares of common stock owned by Mr. Famadas’ wife, over which Mr. Famadas has voting and dispositive power, and options to purchase 66,020 shares of common stock held by Mr. Famadas, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date.

(4)

Includes options to purchase 334,000 shares of common stock and other securities exercisable into 41,332 shares of common stock which are exercisable within 60 days of the record date. Excludes options to purchase 133,600 shares of common stock, which are not exercisable within 60 days of the record date and 52,000 shares of restricted stock.

(5)

Includes options to purchase 65,220 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date.

(6)

Includes 79,899 shares of common stock held by the John L. Avant Family Trust, 400 shares of common stock held by Sefko Capital Ltd., 19,560 shares of common stock held by Seven Hills Investments, LLC, over which Mr. Perrone has sole voting power and shared investment power, 6,486 shares of common stock held by Brickell Bay Management Inc., over which Mr. Perrone has sole voting power, 19,914 shares of common stock held in Mr. Perrone’s IRA and options to purchase 64,980 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date. Includes other securities exercisable into 800 shares of common stock, which are exercisable within 60 days of the record date.

(7)

Includes 136,500 shares of common stock held by Rosinus Financial Fund LP, over which Mr. Rosinus has shared voting and investment power, 700 shares owned by Mr. Rosinus’ son and Series F warrants to purchase 61,950 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date.

(8)

Includes 50,590 shares of common stock held by Athlone N.V., 40,000 common shares held by BMC Development at Woods Walk, Inc., 59,575 common shares held by Nivesa Corporation, N.V. and 10,600 common shares held by V.L. Petrone, collectively which Mr. Valle has shared voting power. Includes Series D warrants to purchase 20,000 shares of common stock held by BMC Development at Woods Walk, Inc. over which Mr. Valle has shared voting power. Includes options to purchase 65,820 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 36,000 shares of common stock, which are not exercisable within 60 days of the record date.

(9)

Includes options to purchase 19,600 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 35,040 shares of common stock, which are not exercisable within 60 days of the record date.

(10)

Includes option to purchase 17,000 shares of common stock and other securities exercisable into 1,200 shares of common stock, all of which are exercisable within 60 days of the record date. Excludes options to purchase 35,808 shares of common stock, which are not exercisable within 60 days of the record date.

(11)

Includes options to purchase 28,000 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 69,600 shares of common stock, which are not exercisable within 60 days of the record date.

(12)

Includes options to purchase 8,000 shares of common stock, which are exercisable within 60 days of the record date. Excludes options to purchase 24,800 shares of common stock, which are not exercisable within 60 days of the record date.

(footnotes continued on next page)

(13)

Includes options to purchase 537,360 shares of common stock and other securities exercisable into 177,282 shares of common stock beneficially owned by the directors and Named Executive Officers, all of which are exercisable within 60 days of the record date. Excludes options to purchase 465,568 shares of common stock owned by directors and Named Executive Officers. Also excludes 52,000 shares of restricted stock owned by a Named Executive Officer.

(14)

Includes Series D warrants to purchase 336,841 shares of common stock and Series F warrants to purchase 43,199 shares of common stock, all of which are exercisable within 60 days of the record date.

(15)

 Includes Series F warrants to purchase 650,050 shares of common stock, which are exercisable within 60 days of the record date. JGD Management Corp. is the investment manager for York Capital Management, L.P., York Investment Limited and York Global Value Partners, L.P. James G. Dinan is the sole shareholder of JGD Management Corp.

(16)

Includes Series F warrants to purchase 357,500 shares of common stock, which are exercisable within 60 days of the record date. York Global Value Holdings, LLC is the general partner of York Global Value Partners, L.P.

(17)

Includes Series F warrants to purchase 232,950 shares of common stock, which are exercisable within 60 days of the record date. York Offshore Holdings, Limited is an investment manager for York Investment Limited.

Based upon our records and upon information provided to us by our directors, executive officers and subsidiaries, neither we, nor any of our subsidiaries or affiliates, nor to the best of our knowledge, any of our directors or executive officers or their affiliates, or the Sun American Bank 401(k) Plan has effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document except for our President and Chief Executive Officer, who has purchased 4,000 shares on behalf of his children during the 60 days prior to the date of this document, and the Company’s current repurchase plan to repurchase its common stock, which has purchased 198,528 shares during the 60 days prior to the date of this document pursuant to the Company’s 10(b)-5 trading plan.

Except as otherwise described herein, neither we nor, to the best or our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offers or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

7.

Material Income Tax Consequences

The following is a summary of the United States federal income tax consequences relevant to warrantholders whose warrants are purchased by the Company. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular warrantholders in light of their specific investment or tax circumstances. The tax consequences to any particular warrantholder may differ depending on that warrantholder’s own circumstances and tax position. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to warrantholders who hold as “capital assets” within the meaning of Section 1221 of the Code, and does not apply to warrantholders who received their warrants as compensation. This summary does not address state, local, or foreign tax consequences, nor does it discuss federal income tax consequences to categories of warrantholders subject to special rules, such as tax-exempt organizations, insurance companies, banks and other financial institutions, warrantholders who are neither citizens nor residents of the United States, persons who hold warrants as part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction, and dealers in stocks and securities. The tax consequences of the offer to warrantholders who hold their warrants through a partnership or other pass-through entity generally will depend upon such warrantholder’s status for United States federal income tax purposes and the activities of the partnership. This summary does not address the federal income tax consequences to warrantholders other than the original warrantholders. The Company does not intend to request a ruling from the Internal Revenue Service (“IRS”) nor an opinion of counsel regarding any of the federal income tax matters discussed in this summary. ACCORDINGLY, BEFORE MAKING A DECISION TO TENDER A WARRANT, EACH WARRANTHOLDER IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR AS TO THE SPECIFIC UNITED STATES, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO THE HOLDER OF THE PURCHASE BY THE COMPANY OF A WARRANT.

The receipt of cash for warrants will be a taxable transaction for United States federal income tax purposes to the tendering warrantholder. In general, if the warrant was not transferred to the warrantholder in connection with the performance of services, the warrantholder will recognize gain or loss for United Stated federal income tax purposes equal to the difference, if any, between the amount of cash received and the warrantholder’s adjusted tax basis in the warrants exchanged. Gain or loss will be determined separately for each block of warrants (e.g., warrants acquired at the same time and price) exchanged. Such gain or loss generally will be capital gain or loss and will generally be long-term or short-term depending on the holding period of the warrant. The capital gain or loss will generally be long-term if the warrantholder held the warrant for longer than one year. Otherwise the gain or loss will be short-term. In the case of a tendering individual warrantholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

Federal income tax law requires that a warrantholder whose tendered warrants are accepted for exchange must provide the Company with his or her correct and properly certified taxpayer identification number (“TIN”), or, in the alternative, establish a basis for exemption from backup withholding. A warrantholder (other than certain exempt warrantholders, including, among others, corporations and certain foreign individuals) that receives cash for warrants generally will be subject to backup withholding at the fourth lowest rate applicable to ordinary income of unmarried individuals (for 2007 the backup withholding rate is 28%), unless the warrantholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the warrantholder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the warrantholder by filing a United States federal income tax return. A warrantholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “The Tender Offers – 2. Procedures For Tendering Warrants” with respect to the U.S. federal income tax backup withholding requirements.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFERS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE TENDER OFFERS

8.

Number of Warrants

General. Upon the terms and subject to the conditions of the tender offers, we will purchase any and all of the 4,822,100 Series D warrants, 196,808 of the Series D underwriter warrants, 1,323,500 of the Series E warrants, 187,086 of the Series E underwriter warrants, 8,168,714 of the Series F warrants and 740,587.5 of the Series F underwriter warrants, as are properly tendered and not properly withdrawn in accordance with “– 2. Procedures For Tendering Warrants,” before the scheduled expiration dates of the tender offers, at a purchase price of $0.25 per Series D warrant, $0.11 per Series D underwriter warrant, $0.35 per Series E warrant, $0.35 per Series E underwriter warrant, $0.32 per Series F warrant and $0.55 per Series F underwriter warrant, in each case net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to any of the tender offers, means 5:00 p.m., Eastern Time, on October 24, 2007, unless and until we, in our reasonable discretion, shall have extended the period of time during which any particular tender offer will remain open. Sun American does not have to extend all tender offers if it extends the expiration date(s) of one or more of the tender offers. Should any tender offer be extended, the term “expiration date” shall refer to the latest time and date at which such tender offer, as so extended by us, shall expire. See “– 2. Procedures for Tendering Warrants” for a description of our right to extend, delay, terminate or amend any or all tender offers.

If we increase or decrease the price to be paid for the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants above or below $0.25 per warrant, $0.11 per warrant, $0.35 per warrant, $0.35 per warrant, $0.32 per warrant or $0.55 per warrant, respectively, and the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in “– 10. Extension of Tender Offers; Termination; Amendments,” we will extend the affected tender offer until the expiration of such period of ten business days. For the purposes of the tender offers, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

NONE OF THE TENDER OFFERS ARE CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. EACH TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE “– 5. CONDITIONS OF THE TENDER OFFERS.”

In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Warrants properly tendered under the Series D tender offer and not properly withdrawn will be purchased at the Series D purchase price or the Series D underwriter warrant purchase price, upon the terms and subject to the conditions of the Series D tender offer. Warrants properly tendered under the Series E tender offer and not properly withdrawn will be purchased at the Series E purchase price, or the Series E underwriter warrant purchase price, upon the terms and subject to the conditions of the Series E tender offer. Warrants properly tendered under the Series F tender offer and not properly withdrawn will be purchased at the Series F underwriter purchase price or the Series F underwriter purchase price, upon the terms and subject to the conditions of the Series F tender offer.

As described in “Special Factors – 7. Material Income Tax Consequences,” the number of warrants that we will purchase from a warrantholder under any of the tender offers may affect the United

States federal income tax consequences to that warrantholder and, therefore, may be relevant to a warrantholder’s decision whether or not to tender warrants and whether to condition any tender upon our purchase of a stated number of warrants held by such warrantholder.

This offer to purchase and the related letters of transmittal will be mailed to record holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Sun American’s warrantholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, Series F underwriter warrants.

9.

Procedures For Tendering Warrants

Proper Tender of Warrants. For warrants to be tendered properly under the tender offers, (1) the certificates for such warrants (or confirmation of receipt of such warrants under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed applicable letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 p.m., Eastern Time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering warrantholder must comply with the guaranteed delivery procedure set forth below.

Warrantholders who hold warrants through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if warrantholders tender warrants through the brokers or banks and not directly to the depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the applicable letter of transmittal is signed by the registered holder of the warrants (which term, for purposes of this Section 5, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the warrants) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the applicable letter of transmittal; or (2) if warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for warrants is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for warrants tendered and accepted for payment under the tender offers will be made only after timely receipt by the depositary of certificates for such warrants or a timely confirmation of the book-entry transfer of such warrants into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed applicable letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR WARRANTS, THE PROPER LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK

OF THE TENDERING WARRANTHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery. The depositary will establish an account with respect to the warrants for purposes of the tender offers at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants by causing the book-entry transfer facility to transfer those warrants into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of warrants may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed applicable letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE PROPER LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the warrants that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a warrantholder or other payee pursuant to the tender offers must be withheld and remitted to the IRS, unless the warrantholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the warrantholder is a U.S. person and the warrantholder is not subject to backup withholding. Therefore, each tendering warrantholder that is a United States Holder (as defined in “Special Factors – 7. Material Income Tax Consequences”) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the warrantholder otherwise establishes to the satisfaction of the depositary that the warrantholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in “Special Factors – 7. Material Income Tax Consequences”) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that warrantholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that warrantholder’s exempt status. This statement can be obtained from the depositary. See Instruction 12 of the related letters of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO WARRANTHOLDERS FOR WARRANTS PURCHASED PURSUANT TO A TENDER OFFER, EACH WARRANTHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP

WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE WARRANTHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering warrantholders, see “Special Factors – 7. Material Income Tax Consequences.”

Guaranteed Delivery. If a warrantholder desires to tender Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, Series F underwriter warrants under a tender offer and the warrantholder’s warrant certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the warrant may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a)

the tender is made by or through an eligible guarantor institution;

(b)

the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Sun American has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c)

the certificates for all tendered warrants, in proper form for transfer, or confirmation of book-entry transfer of such warrant into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed applicable letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the applicable letter of transmittal, are received by the depositary within three Nasdaq Global Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Warrants. If any tendered warrants are properly withdrawn before the applicable expiration date, certificates for withdrawn warrants will be returned promptly after the proper withdrawal of the warrants, or, in the case of warrants tendered by book-entry transfer at the book-entry transfer facility, the warrants will be credited to the appropriate account maintained by the tendering warrantholder at the book-entry transfer facility, without expense to the warrantholder.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any warrants that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of any or all tender offers or any defect or irregularity in any tender; provided that we will not waive any condition of any of the tender offers with respect to a tender unless we waive that condition for all tenders made in such tender offer. Our interpretation of the terms of each tender offer will be final and binding on all parties. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. None of Sun American, the depositary, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

If any Letter of Transmittal, endorsement, power of attorney, or any other documentation required by the Letter of Transmittal is signed by a trustee, executor, corporation, or other person acting in a fiduciary or representative capacity, this person should so indicate when signing, and, unless waived by us, must submit proper evidence satisfactory to us, in our sole discretion, of this person’s authority to act.

Tendering Warrantholder’s Representation and Warranty; Sun American’s Acceptance Constitutes an Agreement. A tender of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, Series F underwriter warrants under any of the procedures described above will constitute the tendering warrantholder’s acceptance of the terms and conditions of the applicable tender offer, as well as the tendering warrantholder’s representation and warranty to us that (1) the warrantholder has a net long position in the warrants or equivalent securities at least equal to the warrants tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of warrants complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender warrants for that person’s own account into a tender offer unless, at the time of tender or period during which warrants are accepted (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the warrants in accordance with the terms of such tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of warrants tendered under a tender offer will constitute a binding agreement between the tendering warrantholder and us upon the terms and conditions of that tender offer.

Lost or Destroyed Certificates. If the warrant certificates which a registered warrantholder wants to surrender have been lost, destroyed or stolen, the warrantholder should follow the instructions set forth in the applicable letter of transmittal. See Instruction 15 of each letter of transmittal.

The tender of a holder’s Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants for payment and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal.

Subject to your right to withdraw your tendered Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, we can amend the terms of some or all of the offers, and any amendments will apply to such of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered pursuant to the applicable offer that is being modified. In addition, we can waive any condition to some or all of the offers and accept such of any Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered for payment. Furthermore, we reserve the right to terminate any one or more offers and not accept any Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered for payment pursuant to such offers for any of the reasons set forth under “– 5. Conditions of the Tender Offers” or for any other reason or no reason at all.

We shall be deemed to have accepted validly tendered Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants when, as, and if we have given oral or written notice to our depositary. Our depositary will act as agent for the tendering holders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants and for the purpose of receiving cash consideration from us.

If any tendered Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants are not accepted for payment because of an invalid tender, the occurrence of other events set forth in this offer to purchase, or otherwise, all unaccepted Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants will be returned, without expense, to the tendering holders as promptly as practicable after the applicable expiration date.

We may undertake subsequent tenders for any Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants that continue to remain outstanding after the offers. In addition, we may in the future make tender or exchange offers for or, open market or privately negotiated purchases of, Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, the terms of which may be more or less favorable than the terms of these offers. No assurance can be given that any such refinancing, tender, conversion, or exchange offer or purchases for such Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants will be undertaken, or, if undertaken, will be on the same or different terms than the terms of these offers.

If any material changes occur in any of the offers, including the waiver of a material condition, we could be required to extend the applicable offering period as it pertains to the particular offer so that at least five business days remain in the applicable offer after such material change. In the event that there is a change in the offered prices or a change in the percentage of existing Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants sought, we could be required to extend the applicable offering periods so that at least ten business days remain in such offers after such change.

In the event any offering period is extended or amended, we will issue a press release or otherwise publicly announce any extension or amendment. The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the applicable offer.

The expiration date of the offer will be October 24, 2007 at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the offer. In that case, the applicable expiration date will be the latest date and time to which the applicable offer has been extended. During any extension of any offer, the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants that previously were tendered under that offer and not withdrawn will remain subject to that offer.

CERTIFICATES FOR TENDERED WARRANTS, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED APPLICABLE LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE APPLICABLE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO SUN AMERICAN OR THE DEALER MANAGER. ANY SUCH DOCUMENTS DELIVERED TO SUN AMERICAN OR THE DEALER MANAGER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

10.

Withdrawal Rights

Except as otherwise provided in “– 2. Procedures For Tendering Warrants,” tenders of warrants under any of the tender offers are irrevocable. Warrants tendered under the tender offers may be withdrawn at any time before the expiration date of that tender offer and, unless theretofore accepted for payment by us under that tender offer, may also be withdrawn at any time after 5:00 p.m., Eastern Time, on October 24, 2007.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering warrantholder, the number of Series D warrants and/or Series D underwriter warrants and/or Series E warrants and/or Series E underwriter warrants and/or Series F warrants and/or Series F underwriter warrants to be withdrawn and the name of the registered holder of such warrants. If the certificates for warrants to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such warrants have been tendered for the account of an eligible guarantor institution.

If warrants have been tendered under the procedure for book-entry transfer set forth in “– 2. Procedures For Tendering Warrants,” any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn warrants and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Sun American, the depositary, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

You may withdraw tenders of Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, and/or Series F underwriter warrants at any time prior to the applicable expiration date unless theretofore accepted by us pursuant to the offers. Any warrants that have been tendered but that are not accepted for any reason will be returned without cost to the holder promptly after withdrawal, non-acceptance of tender or termination of the offer. Any withdrawn or unaccepted Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants, and/or Series F underwriter warrants will be credited to the tendering holder’s account at Olde Monmouth Stock Transfer Co. Properly withdrawn warrants may be re-tendered at any time prior to the expiration date by following one of the procedures described above under “– 2. Procedures For Tendering Warrants.”

If we extend a tender offer, we are delayed in our purchase of warrants or we are unable to purchase warrants under a tender offer for any reason, then, without prejudice to our rights under such tender offer, the depositary may, subject to applicable law, retain tendered warrants on our behalf, and such warrants may not be withdrawn except to the extent tendering warrantholders are entitled to withdrawal rights as described in “– 2. Procedures For Tendering Warrants.”

11.

Purchase of Warrants and Payment of Purchase Price

For purposes of each tender offer, we will be deemed to have accepted for payment, and therefore purchased, Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants, as the case may be, that are properly tendered and are not properly withdrawn, only when, as and if we give oral or written notice to the depositary of our acceptance of such warrants for payment under each tender offer.

Upon the terms and subject to the conditions of each tender offer, promptly after the expiration date therefore, we will accept for payment and pay (i) a single per warrant purchase price of $0.25 for Series D warrants or $0.11 for Series D underwriter warrants; (ii) a single per warrant purchase price of $0.35 for Series E warrants or $0.35 for Series E underwriter warrants, and (iii) a single per warrant purchase price of $0.32 for Series F warrants or of $0.55 for Series F underwriter warrants, subject, in each case, to increase or decrease as provided in “– 10. Extension of Tender Offers; Termination; Amendments,” if properly tendered and not properly withdrawn.

We will pay for warrants purchased under each tender offer by depositing the aggregate purchase price for such warrants with the depositary, which will act as agent for tendering warrantholders for the purpose of receiving payment from us and transmitting payment to the tendering warrantholders.

We will make payment for Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered in the applicable offers promptly following the date that the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants are accepted by us. We expect to make payment for Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants tendered in the applicable offers promptly after the expiration date of each offer.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY SUN AMERICAN REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for a tender offer, we may not be obligated to purchase warrants under that tender offer. See “– 5. Conditions of the Tender Offers.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of warrants purchased under any of the tender offers. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the applicable letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE WARRANTHOLDER OR OTHER PAYEE UNDER THE TENDER OFFERS. SEE SECTION “– 2. PROCEDURES FOR TENDERING WARRANTS.” ALSO SEE SECTION “SPECIAL FACTORS – 7. MATERIAL INCOME TAX CONSEQUENCES” REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN WARRANTHOLDERS.

12.

Conditions of the Tender Offers

Notwithstanding any other provision of the tender offers, and in addition to (and not in limitation of) our rights to extend and/or amend any or all tender offers at any time, we will not be required to accept for payment, purchase or pay for any warrants tendered, and may terminate a tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for warrants tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for such tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a)

there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1)

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of any of the tender offers, the acquisition of any warrants pursuant to any of the tender offers, or consummation of any of the tender offers; or

(2)

could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Sun American and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offers to Sun American;

(b)

there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to any of the tender offers or to Sun American or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Sun American’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c)

there shall have occurred:

(1)

the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2)

any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States, for more than three hours;

(3)

the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States;

(4)

any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(5)

any change in the general political, market, economic, or financial conditions in the United States that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Sun American and its subsidiaries, taken as a whole;

(6)

any suspension of, or limitation on, the markets for U.S. dollars, or any material change in the exchange rate of such currency that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Sun American and its subsidiaries, taken as a whole;

(7)

in the case of any of the above conditions existing at the date of this offer to purchase, in Sun American’s reasonable judgment, a material acceleration or worsening of it; or

(8)

any decrease (i) in the market price of the Company’s common stock on the Nasdaq Global Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offers on September 21, 2007 and the expiration date of any of the tender offers;

(d)

any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Sun American or its subsidiaries that could reasonably be expected to have a material adverse effect on Sun American and its subsidiaries, taken as a whole;

(e)

a tender or exchange offer for any or all of the shares of common stock or warrants (other than the tender offers made hereby), or any merger, business combination, or other similar transaction with or involving Sun American, shall have been publicly proposed, announced or made by any person;

(f)

any entity, “group” (as that term is used in Section 15(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before September 25, 2007 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g)

any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h)

any entity, person or group shall have filed an application or notice under the Bank Holding Company Act of 1956, as amended, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i)

any approval, permit, authorization, favorable review or consent of any United States or state governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with any of the tender offers shall not have been obtained on terms satisfactory to Sun American, in its sole judgment, acting reasonably.

The foregoing conditions are for the sole benefit of Sun American and may be asserted by Sun American regardless of the circumstances giving rise to any such condition, and may be waived by Sun American, in whole or in part, as to any tender offer or all tender offers at any time prior to the expiration date, in its sole discretion. Sun American’s failure at any time to exercise any of the foregoing rights as to any tender offer or all tender offers shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Sun American at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Sun American concerning the events described above will be final and binding on all parties.

All conditions to the offers, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived on or before the expiration date of each offer. If any of these conditions are not satisfied or waived by us, we will not be obligated to pay the offered price, and we reserve the right to terminate the applicable offer.

13.

Price Range of Shares and Warrants

Our common stock is traded on the Nasdaq Global Market under the symbol “SAMB.” Our common stock was previously traded on the American Stock Exchange under the symbol “SBK” prior to March 22, 2007. We currently do not pay a dividend. References to the price of our shares of common stock reflect a 1 for 2.5 reverse stock split effective on May 21, 2007. The following table sets forth the high and low closing prices per share, as reported on the Nasdaq Global Market and the American Stock Exchange, for the periods indicated:

Year	Quarter Ending	High	Low
2007	July 1 to September 21, 2007	$ 9.95	$ 6.13
	June 30	$12.75	$ 9.90
	March 31	$13.62	$12.37

2006	March 31	$14.12	$10.75
	June 30	$13.87	$12.25
	September 30	$14.00	$12.50
	December 31	$14.40	$12.50

2005	March 31	$10.62	$ 9.55
	June 30	$10.62	$ 8.75
	September 30	$12.82	$ 9.75
	December 31	$12.62	$ 9.95

On September 21, 2007, the closing sale prices for our common stock on the Nasdaq Global Market was $6.72.

Our Series D warrants are traded on the Nasdaq Global Market under the symbol “SAMBW.” Our Series E warrants and Series F warrants do not trade on a public market. We currently do not pay a dividend. The following table sets forth the high and low closing prices per Series D Warrant, as reported on the Nasdaq Global Market and the American Stock Exchange, for the periods indicated:

Year	Quarter Ending	High	Low
2007	July 1 to September 21, 2007	$0.89	$0.36
	June 30	$1.37	$0.83
	March 31	$1.43	$1.15

2006	March 31	$1.55	$0.98
	June 30	$1.50	$1.10
	September 30	$1.60	$1.08
	December 31	$1.75	$1.11

On September 21, 2007, the closing sales price for our Series D warrants was $0.40. Warrantholders are urged to obtain current market quotations for our common stock and Series D warrants. The Series D tender offer price of $0.25 is below the $0.40 closing sales price on September 21, 2007 of our Series D warrants.

14.

Source and Amount of Funds

Assuming that 4,822,100 Series D warrants are purchased in the Series D tender offer at a price of $0.25 per warrant, the aggregate purchase price for the Series D warrants purchased in the Series D tender offer will be $1,205,525. Assuming that 196,808 Series D underwriter warrants are purchased in the Series D underwriter warrant tender offer at a price of $0.11 for each Series D underwriter warrant, the aggregate purchase price for the Series D warrants purchased in the Series D underwriter warrant tender offer will be $21,649. Assuming that 1,323,500 Series E warrants are purchased in the Series E tender offer at a price of $0.35 per Series E warrant, or the aggregate purchase price for the Series E warrants purchased in the Series E tender offer will be $463,225. Assuming that 187,086 Series E underwriter warrants are purchased in the Series E underwriter warrant tender offer at $0.35 for each Series E underwriter warrant, the aggregate purchase price for the Series E warrants purchased in the Series E underwriter warrant tender offer will be $65,480. Assuming that $8,168,716 Series F warrants are purchased in the Series F tender offer at a price of $0.32 per warrant, the aggregate purchase price for the Series F warrants purchased in the Series F tender offer will be $2,613,988. Assuming that 740,587.5 Series F underwriter warrants are purchased in the Series F underwriter warrant tender offer at $0.55 for each Series F underwriter warrant, the aggregate purchase price for the Series F warrants purchased in the Series F underwriter warrant tender offer will be $407,323.

We anticipate that we will pay for warrants tendered in the tender offers and accepted by us, and all expenses attributable to the tender offers, from on existing line of credit that we maintain. None of the tender offers are conditioned on the receipt of financing. The Company maintains a $5.0 million secured line of credit. The line of credit is at a variable interest rate which is at a rate of 1% below the Wall Street Journal Prime Rate. All outstanding principal plus all accrued unpaid interest is due upon demand or if no demand is made, on February 25, 2010. If some or all of the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants are tendered pursuant to this tender offer, the Company expects that it will draw down on this credit facility, to the extent necessary, to fund the purchase of the tendered warrants and to fund related fees and expenses.

15.

Certain Information About Us

Sun American

We are a single bank holding company headquartered in Boca Raton, Florida and organized under the laws of the State of Delaware. At June 30, 2007, we had consolidated assets of $594.7million, deposits of $448.2 million and total stockholders’ equity of $106.6 million. At June 30, 2007, we operated 15 branches in South Florida. The corporate office is located at 9293 Glades Road, Boca Raton, Florida 33434. Our telephone number is (561) 544-1908. We are a reporting company and file annual, quarterly, and current reports and other information with the SEC.

Sun American was originally incorporated in 1992 under the name of PCM Acquisition Group, Inc., for the sole purpose of acquiring Florida First International which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from Federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors. In 2001, Southern Security Bank Corporation acquired the assets and assumed deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security Bank adopted the name PanAmerican

Bank and the holding company was renamed PanAmerican Bancorp. In 2004, PanAmerican Bancorp acquired the assets and assumed deposits and certain liabilities of Gulf Bank and entered into an assignment and sublease agreements for the lease of the three Gulf Bank’s branches in Miami-Dade County, Florida. On January 12, 2006, we changed our name from PanAmerican Bancorp to Sun American. Our Board of Directors and stockholders approved the name change. In addition, the trading symbol for our common stock was changed from “PNB” to “SBK.” On January 20, 2006, we also changed the name of our bank subsidiary from PanAmerican Bank to Sun American Bank.

On December 29, 2006, we acquired in exchange for approximately 3.7 million shares of our common stock substantially all of the assets and assumed substantially all of the liabilities of Beach Bank, which operated two branches in Miami-Dade County, Florida.

On March 9, 2007, we announced that our common stock listing application for the Nasdaq Global Market had been approved. On March 22, 2007, Sun American began trading on the Nasdaq Global Market under the new symbol “SAMB.” On March 30, 2007, Independent Community Bank, a Florida commercial banking association that operated a branch in Tequesta, Florida, was merged with and into Sun American Bank with Sun American Bank being the surviving bank in the merger.

On March 30, 2007, we acquired Independent Community Bank, a Florida chartered commercial bank, pursuant to a merger agreement by which Independent Community Bank merged with and into Sun American Bank.

Effective May 21, 2007, our shares of common stock reflect a 1 for 2.5 reverse stock split.

Sun American Bank

Sun American owns 99.9% of the issued and outstanding common shares of Sun American Bank. Sun American Bank is chartered by the State of Florida and is engaged in general commercial banking providing a wide range of loan and deposit services. Its deposit accounts are insured by the Federal Deposit Insurance Corporation and it is a member of the Federal Reserve System and the Federal Home Loan Bank. Sun American Bank’s primary market areas are Miami-Dade, Broward, and Palm Beach County in Florida.

Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking. Savings, money market accounts, and certificates of deposit with a wide variety of terms and rates are also offered. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. Management does not believe that the deposits or the business of Sun American Bank in general are seasonal in nature. Deposit levels may, however, vary with local and national economic conditions and may also vary based upon the interest rate paid to clients.

Mortgage lending activities include commercial, industrial, and residential loans secured by real estate. Our customers are predominantly small to medium sized businesses, individual investors and consumers. Commercial lending activities include originating secured and unsecured loans and lines of credit, and providing cash management services to a variety of businesses. We also provide a merchant credit card program. Our consumer loan department makes direct auto, home equity, home improvement, and personal loans to individuals.

In 2006, we entered into a joint venture with two individuals to create Sun American Financial LLC which provides residential mortgages to our clients. Sun American Bank owns 100% of Sun American Financial LLC.

Wealth Management services are provided through Sun American Wealth Management, a new financial services division of Sun American Bank created in 2006. Sun American Wealth Management, in partnership with UVEST Financial Services, a NASD registered broker-dealer, provides bank customers with access to a wide variety of investment and insurance products and services.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this document. We incorporate by reference into this document the following documents:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed March 29, 2007)

•

Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2007 (filed May 15, 2007) and June 30, 2007 (filed August 14, 2007)

•

Our Definitive Proxy Statement, dated May 11, 2007, with respect to our 2007 Annual Meeting of Stockholders held on June 15, 2007; and

•

Current Reports on Form 8-K dated March 30, 2007 (filed April 3, 2007), April 26, 2007 (filed April 26, 2007), May 1, 2007 (filed May 4, 2007) and May 23, 2007 (filed May 23, 2007).

We will provide without charge upon written or oral request, a copy of any and all the information that has been incorporated by reference in this document. Requests should be directed to Robert L. Nichols of the Company.

Summary Historical and Pro Forma Condensed Consolidated Financial Data. The following unaudited summary historical and pro forma condensed consolidated financial data has been derived from our audited financial statements for the years ended December 31, 2006 and 2005, and from our unaudited financial statements for the six months ended June 30, 2007 and 2006 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. Summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006. Copies of these reports may be obtained as described in this document. The pro forma financial data gives effect to the tender offers and have been derived from the unaudited pro forma financial data included in this document.

(In thousands, except share information and ratios)	At and for the six months ended June 30,		June 30, 2007 Pro Forma(2)	At and for the year ended December 31,
	2007(2)	2006		2006(1)	2005

Selected Balance Sheet Data:
Cash and cash equivalents	$29,793	$25,621	$29,793	$56,415	$27,581
Investments	66,126	25,826	66,126	57,418	26,369
Loans, net	424,745	251,660	424,745	350,743	210,665
Total assets	594,695	320,852	594,765	503,883	277,151
Total deposits	448,160	244,093	448,160	402,978	193,465
Total shareholders’ equity	106,550	62,200	101,237	84,514	59,625
Book value per common share	9.76	8.21	9.26	9.12	8.05

Selected Income Statement Data:
Net interest income	10,354	7,414	10,166	15,202	11,303
Provision for loan losses	(198)	569	(198)	338	475
Noninterest income	973	420	973	859	1,075
Noninterest expense	11,024	6,411	11,024	13,780	8,984
Income tax benefit (expense)(3)	(285)	―	(216)	(1,236)	―

Net income (loss)	216	854	97	3,179	2,919

Basic earnings (loss) per share	$0.02	$0.27	$0.01	$0.42	$0.60
Diluted earnings (loss) per share	0.02	0.25	0.01	0.35	0.52

Selected Financial Ratios:
Return on average assets	0.08%	0.56%	0.05%	0.97%	1.24%
Return on average equity	0.45	2.77	0.31	5.12	8.50
Ratio of average equity to average assets	17.91	20.18	17.15	18.92	14.62

———————

(1)

Balance sheet data reflects the impact of acquisition of assets and assumption of liabilities from Beach Bank on December 29, 2006. We acquired approximately $18.2 million of cash, $24.4 million of securities, $68.5 million of loans, total assets of $116.5 million and we assumed approximately $106.8 million of deposit liabilities. We issued approximately $19.7 million of common stock for the acquisition.

(2)

Balance sheet data reflects the impact of our merger with Independent Community Bank on March 30, 2007. We acquired approximately $19.2 million of cash, $11.8 million of securities, $109.4 million of loans, total assets of $136.5 million and we assumed approximately $108.7 million of deposit liabilities. We issued approximately $22.0 million of common stock for the acquisition.

(3)

Financial results for the year ended December 31, 2006 were impacted by the set up of a deferred tax asset equal to the valuation allowance. This resulted in the recording of a negative income tax provision in the year ended December 31, 2006 in the amount of approximately $1.2 million. No income tax provision was recorded in the year ended December 31, 2005 because the Company was able to completely offset current income tax provision with net operating losses of previous years.

Unaudited Pro Forma Condensed Consolidated Financial Data. The following unaudited pro forma consolidated financial data gives effect to the purchase of shares pursuant to the tender offers, and the payment of related taxes, fees and expenses, based on the assumptions described below. The unaudited pro forma adjustments are based upon available information and contain assumptions that we believe are reasonable. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the tender offers been completed as of the dates indicated or that may be attained in the future. Effect has been given to the costs to be incurred in connection with the tender offers which are estimated to be $4.8 million. Such costs will be included as part of the cost of the shares repurchased.

Unaudited Pro Form Consolidated Balance Sheet

At June 30, 2007

(Dollars in Thousands)

	Historical	Pro Forma Adjustment	Pro Forma
Assets
Cash and balances due from financial institutions	$11,352		$11,352
Federal funds sold	18,440		18,440
Total cash and cash equivalents	29,793		29,793
Securities available for sale	15,806		15,806
Securities held to maturity	50,320		50,320
Net loans	424,745		424,745
Federal Reserve Stock	3,076		3,076
Federal Home Loan Bank stock	2,589		2,589
Premises and fixed assets	2,818		2,818
Accrued interest receivable	11,195		11,195
Goodwill	45,139		45,139
Intangible assets	3,198		3,198
Other assets	6,018	70(3)	6,088
Total assets	594,695		594,765
Liabilities
Deposits
Noninterest-bearing	67,673		67,673
Interest-bearing	380,487		380,487
Total deposits	448,160		448,160
Federal funds purchased and securities sold u/a to repurchase	4,148		4,148
Short term borrowings	―	5,195(1)	4,777
FHLB borrowings	32,000		32,000
Accrued expense and other liabilities	3,795	188(2)	3,983
Total liabilities	488,102		493,486
Minority interest	43		43
Stockholders’ Equity
Common stock	273		3
Surplus	109,436	(5,195)	104,501
Undivided profits	(2,700)	(118)(2)(3)	(2,818)
Treasury stock, at cost; 11,159 shares	(133)		(133)
Unrealized gain/loss on available for sale securities	(327)		(327)
Total stockholders’ equity	106,550		101,236
Total liabilities and stockholders’ equity	594,695		594,765

———————

(1)

To reflect a draw down on a secured line of credit to fund the warrant repurchases and related tender offer expenses, assuming all warrants in the tender offers are purchased.

(2)

To reflect interest cost on funds borrowed at 7.25%.

(3)

Tax effect of increased interest cost at 37%.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Six Months Ended June 30, 2007

(in thousands, except per share amounts and ratios)

	Historical	Pro Forma Adjustment	Pro Forma

Interest income	18,977		$18,977
Interest expense	8,624	188(1)	8,812
Net interest income	10,354		10,166
Provision for loan losses	(198)		(198)
Net interest income after provision for loan losses	10,552		10,364
Noninterest income	973		973
Noninterest expenses
Salaries and employee benefits	5,139		5,139
Occupancy, furniture and equipment expense	2,848		2,848
Other operating expenses	3,023		3,023
Noninterest expenses	11,010		11,010
Income before income taxes and minority interest	515		327
Minority interest in net income of subsidiary	(14)		(14)
Income before provision for income taxes	501		313
Income tax expense	285	(70)(2)	216
Net Income	216		97

Basic net income per common share	$0.02		$0.01
Diluted net income per common share	$0.02		$0.01

Weighted average common shares outstanding	10,073		10,073
Weighted average common shares outstanding, assuming dilution	11,202		11,202

———————

(1)

Reflects interest expense on short term borrowings at 7.25%

(2)

Tax effect of increased interest expense

16.

Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of warrants as contemplated by the tender offers. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for our acquisition or ownership of warrants as contemplated by the tender offers. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under each tender offer to accept for payment and pay for warrants is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States governmental, regulatory, or administrative agency or authority required to be obtained in connection with such tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably.

17.

Extension of Tender Offers; Termination; Amendments

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in “— 5. Conditions of the Tender Offers” shall have occurred or shall be determined by us to have occurred, to extend the period of time during which any or all tender offers are open and thereby delay acceptance for payment of, and payment for, warrants by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate any or all tender offers and not accept for payment or pay for warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for warrants upon the occurrence of any of the conditions specified in Section 8 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 8 shall have occurred or shall be deemed by us to have occurred, to amend any or all tender offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in such tender offer to holders of warrants. Amendments to the tender offers may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offers will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of any tender offer or the information concerning such tender offer, we will extend that tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Sun American (1) changes the price to be paid for the Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants above or below $0.25, $0.11, $35, $0.35, $0.32 or $0.55 per warrant, respectively, and (2) the affected tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 10, the affected tender offer will be extended until the expiration of such period of ten business days.

18.

Fees and Expenses

We have retained Keefe, Bruyette & Woods, Inc. to act as Dealer Manager and Olde Monmouth Stock Transfer Co. to act as depositary in connection with the tender offers. We retained Keefe, Bruyette & Woods to act as the Dealer Manager in connection with the tender offers. Keefe, Bruyette & Woods will receive a fee of $25,000, which fee shall be payable upon public announcement of the tender offers. In addition, we will also pay a success fee equal to $0.06 multiplied by the aggregate number of the shares of our common stock underlying each warrant purchased by us in the tender offers. We also agreed to reimburse Keefe, Bruyette & Woods for certain out-of-pocket expenses incurred in connection with the tender offers, including fees and expenses of counsel, and to indemnify Keefe, Bruyette & Woods against certain liabilities in connection with the tender offers, including liabilities under the federal securities laws. Keefe, Bruyette & Woods has rendered various investment banking and other advisory services to us in the past, for which it received customary compensation, and may render similar services to us in the future.

The Dealer Manager may contact holders of warrants by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee warrantholders to forward materials relating to the tender offers to beneficial owners. The Dealer Manager and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offers, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Dealer Manager as described above) for soliciting tenders of warrants under the tender offers. Warrantholders holding warrants through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if warrantholders tender warrants through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Sun American, the information agent or the depositary for purposes of the tender offers. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of warrants except as otherwise provided in this document.

19.

Miscellaneous

We are not aware of any jurisdiction where the making of the tender offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offers or the acceptance of warrants pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offers will not be made to (nor will tenders be accepted from or on behalf of) the holders of warrants in such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a combined statement on Schedules TO and 13E-3 which contains additional information with respect to the tender offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “— 8. Certain Information About Us” with respect to information concerning Sun American.

NEITHER SUN AMERICAN NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF SUN AMERICAN, THE DEPOSITARY OR THE DEALER MANAGER AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR WARRANTS IN THE TENDER OFFERS. NEITHER SUN AMERICAN NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUN AMERICAN OR THE DEALER MANAGER.

September 25, 2007

SUN AMERICAN

September 25, 2007

The depositary will accept legible copies of the letters of transmittal. To confirm delivery of your warrants, please contact the depositary. You or your broker, dealer, commercial bank, trust company or other nominee should send the applicable letter of transmittal and certificates for the warrants and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

Olde Monmouth Stock Transfer Co.

By Mail:	By Overnight Delivery:

Olde Monmouth Stock Transfer Co.	Olde Monmouth Stock Transfer Co.
200 Memorial Parkway	200 Memorial Parkway
Atlantic Heights, New Jersey 07716	Atlantic Heights, New Jersey 07716

By Facsimile Transmission (For Eligible Institutions Only):

Facsimile Transmission:

(732) 872-2728

To Confirm Facsimile Transmissions (For Eligible Institutions Only):

Confirm Receipt of Facsimile

By Telephone:

(732) 872-2727

Please contact the Dealer Manager at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letters of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offers.

The Dealer Manager:

Keefe, Bruyette & Woods, Inc.

787 7th Avenue, 4th Floor

New York, NY 10019

(877) 298-6520